Exhibit 21.1

List of Subsidiaries of La Rosa Holdings Corp.

1.	La Rosa Realty, LLC
2.	La Rosa Coaching, LLC
3.	La Rosa CRE, LLC
4.	La Rosa Franchising, LLC
5.	La Rosa Property Management, LLC
6.	La Rosa Realty Premier, LLC
7.	La Rosa Realty CW Properties, LLC
8.	La Rosa Realty North Florida, LLC
9.	La Rosa Realty Orlando, LLC
10.	Nona Legacy Powered By La Rosa Realty, Inc. (formerly, La Rosa Realty Lake Nona Inc.)
11.	Horeb Kissimmee Realty, LLC
12.	La Rosa Realty Winter Garden, LLC
13.	La Rosa Realty Texas, LLC
14.	La Rosa Realty Georgia, LLC
15.	La Rosa Realty California
16.	La Rosa Realty Lakeland LLC
17.	La Rosa Realty Success LLC
18.	BF Prime LLC
19.	Nona Title Agency LLC
20.	La Rosa Realty NC LLC
21.	La Rosa Realty Beaches LLC
22.	Baxpi Holdings LLC
23.	LR Luxury, LLC
24.	LR Agent Advance, LLC
25.	LR Realty Spain S.L.